Exhibit (a)(1)(k)

SUPPLEMENT TO OFFER TO EXCHANGE

LSI LOGIC CORPORATION

Offer to Exchange

Outstanding Options Under Our 1991 Equity Incentive Plan and 1999 Nonstatutory
Stock Option Plan for New Options Under Our
1999 Nonstatutory Stock Option Plan

     This offer and withdrawal rights expire at 5:00 p.m., Pacific Time, on September 18, 2002, unless we extend the offer.

      This supplement amends and supplements our offer to exchange, dated August 20, 2002, relating to our offer to allow you to exchange your outstanding options to purchase shares of our common stock, whether vested or unvested, granted under either our 1991 equity incentive plan or our 1999 nonstatutory stock option plan for new non-qualified stock options that we will grant under the 1999 nonstatutory stock option plan. You are eligible to participate in the exchange offer if you are an employee hired on or before 5:00 p.m., Pacific Time, on August 15, 2002, who receives pay as a regular employee of LSI Logic or one of our subsidiaries in the United States, Germany, Hong Kong, Japan, The People’s Republic of China or the United Kingdom. Our directors and executive officers are ineligible to participate in the exchange offer.

      Your new option will cover 2 shares of our common stock for every 3 shares covered by an option that you elect to exchange, rounded up to the nearest whole share. The exercise price per share of the new options will be equal to 100% of the fair market value of our common stock on the date of grant.

      We will grant the new options on the first business day that is 6 months and 1 day after the date on which we cancel the options accepted for exchange. We refer to this date as the new option grant date. We expect the new option grant date to be March 20, 2003. Each new option will be subject to a new vesting schedule that will begin on the new option grant date.

      See page 2 of this supplement for a discussion of the changes that we have made to the offer to exchange.

     Except for those changes discussed below, the other terms and conditions of the offer to exchange and the discussions in the original offer to exchange, dated August 20, 2002, remain the same. This supplement must be read in conjunction with the original offer to exchange and the other option exchange program documents; collectively, they contain the terms and conditions of the offer to exchange.

IMPORTANT

      If you wish to exchange your options, you must complete and sign the election form by following its instructions, and fax or, upon prior arrangement, hand deliver it to Stock Administration at fax number (408) 954-4633 before 5:00 p.m., Pacific Time, on September 18, 2002.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this offer to exchange. Any representation to the contrary is a criminal offense.

      You should direct questions about the offer or requests for additional copies of this supplement, the offer to exchange and the other option exchange program documents to Stock Administration, LSI Logic Corporation, 1551 McCarthy Blvd., Milpitas, CA 95035, telephone number (408) 433-6644.

The date of this supplement to offer to exchange is August 23, 2002.

     The section captioned “Summary Term Sheet” in our original offer to exchange, dated August 20, 2002, is amended to add the following:

Q34:	If I choose not to participate in this offer, will my manager be able to recommend a stock option grant for me between now and March 20, 2003?

A34:	The granting of stock options must be approved by the board of directors. At the August 2002 meeting, the board approved this offer to exchange options. Except for new hire grants, the board did not approve any grants for employees eligible to participate in the exchange in August. Many companies, including LSI Logic, are now reviewing stock option programs in light of increased ongoing discussion in Congress, and with Federal agencies, investor groups and the stock exchanges. An employee should not expect to receive a stock grant between now and March 20, 2003, if the employee decides not to participate in the current Offer to Exchange.